UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Brown, David V.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   12/13/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security       2)Trans-   2A.           3.Trans-    4.Securities Acquired(A)  5)Amount of    6.Ownership  7)Nature of
                          action     Deemed        action      or Disposed of (D)        Securities     Form:        Indirect
                          Date       Execution     Code                  A               Beneficially   Direct       Beneficial
                          (Month/    Date, if any                        or              Owned at       (D) or       Ownership
                          Day/Year)  Month/                                              Following      Indirect
                                     Date/Year     Code   V    Amount    D    Price      Reported       (I)
                                                                                         Transactions
------------------------------------------------------------------------------------------------------------------------------------




                                                          1


Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative     2)Conversion  3)Trans-   3A.         4)Trans-     5)Number of Deriva-    6)Date Exercisable and
Security                  or Exercise   action     Deemed      action       tive Securities        Expiration Date
                          Price of      Date       Execution   Code         Acquired (A)
                          Derivative    (Month/    Date, if                 or Disposed
                          Security      Day/Year)  any         Code  V      of (D)                 Date Exercisable  Expiration Date
                                                   (Month/
                                                   Day/
                                                   Year)                    A          D
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock       $13.3750      12/13/02               A            12,483                 (1)               12/13/09
Option (right to buy)





Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative     3)Trans- 3A.        7)Title and Amount             8)Price     9)Number of     10)Ownership   11)Nature of
Security                  action   Deemed     of Underlying                  of Deri-    Derivative      Form of        Indirect
                          Date     Execution  Securities                     vative      Securities      Derivative     Beneficial
                                   Date, if                                  Security    Beneficially    Security: or   Ownership
                                   any                                                   Owned           Direct (D) or
                                   (Month/    Title               Amount or              Following       Indirect (I)
                                   Day/                           Number of              Reported
                                   Year)                          Shares                 Transaction
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock       12/13/02            Common Stock, par   12,483                 12,483          D
Option (right to buy)                         value $0.01 per
                                              share

Explanation of Responses:

(1) The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.
- Attorney-in-fact pursuant to the power of attorney dated 7/9/99.


SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: David V. Brown
DATE 12/17/02


*     If the form is filed by more than one reporting person, see Instruction  4(b)(v).

**     Intentional misstatements or omissions of facts constitute Federal  Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.If space is insufficient, see Instruction 6 for procedure.

                                                               Page 2 of 2